Bonds.com Group, Inc. 8-K

Exhibit 10.4

EXECUTION COPY

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

This Second Amended and Restated Security Agreement (this “Agreement”) is made as of May 28, 2010, by and between Bonds.com Group, Inc. (the “Company”) and Bonds.com Holdings, Inc., (collectively, the “Debtor”), in favor of each of the parties listed on and attached hereto as Exhibit A (each a “Secured Party,” and collectively, the “Secured Parties”).

RECITALS

WHEREAS, pursuant to the Secured Convertible Note and Warrant Purchase Agreement dated as of September 24, 2008 (the “2008 Purchase Agreement”), entered into between the Company and the parties (the “2008 Secured Parties”) listed on Exhibit A thereto, the Initial Secured Parties purchased certain promissory notes (the “2008 Notes”) from the Company.

WHEREAS, the Debtor and the Initial Secured Parties entered into a Security Agreement dated as of September 24, 2008 (the “Security Agreement”), in order that the Debtor’s obligations to repay the Note be secured by all of the assets of the Debtor.

WHEREAS, the Debtor and the Initial Secured Parties to the Security Agreement entered into an amendment dated February 3, 2009, to, among other things, remove Bonds.com, Inc. as a “Debtor” under the Security Agreement.

WHEREAS, on April 30, 2009, June 8, 2009 and June 30, 2009, the Company sold to certain additional investors (the “2009 Secured Parties”) secured convertible notes of the Company, in the aggregate principal amount of $575,000 (the “2009 Notes”), due on April 30, 2011 pursuant to the terms of Secured Convertible Note and Warrant Purchase Agreements (the “2009 Purchase Agreements”).

WHEREAS, the Company issued a Grid Secured Promissory Note to Valhalla Investment Partners (“Valhalla”), dated as of April 24, 2008, and amended on July 8, 2008 (the “Valhalla Note”), pursuant to which the Company granted Valhalla a security interest (the “First Priority Domain Name Security Interest”) in all of the Company’s right, title and interest in and to the domain name “bonds.com” (the “Domain Name”).

WHEREAS, the Security Agreement was amended and restated on April 30, 2009 (the “Amended and Restated Security Agreement”) to, among other things, (a) incorporate the First Additional Secured Parties as Secured Parties under the Security Agreement, and (b) clarify that Valhalla shall have a first priority security interest in the Domain Name with respect to the indebtedness owed by the Company under the Valhalla Note, and the Secured Parties (as defined below) shall have a subordinated security interest in the Domain Name.

WHEREAS, on or about the date hereof and continuing up to and through May [___], 2010, the Company intends offer to certain additional investors (the “2010 Secured Parties” and collectively with the 2008 Secured Parties and the 2009 Secured Parties, the “Secured Parties”) secured convertible notes of the Company, in the aggregate principal amount of up to $1,500,000 (the “2010 Notes” and together with the 2008 Notes and the 2009 Notes, the “Notes”), initially due on May [___], 2011 pursuant to the terms of a Secured Convertible Note and Warrant Purchase Agreement dated on or about the date hereof (the “2010 Purchase Agreement” and together with the 2008 Purchase Agreement and the 2009 Purchase Agreements, the “Purchase Agreements”).

WHEREAS, the parties signatory hereto (a) constitute holders of a majority in principal amount of the holders of the 2008 Notes and 2009 Notes and the “Requisite Holders” under the Amended and Restated Security Agreement, and (b) desire to amend and restate the Amended and Restated Security Agreement as set forth herein pursuant to Section 12(a) of the Amended and Restated Security Agreement.  In accordance with such Section 12(a), this Agreement shall amend, restate and replace in its entirety the Amended and Restated Security Agreement.

WHEREAS, the Secured Parties signature hereto wish to consent in all respects to the issuance of the 2010 Notes (and the related Lien and security interest created thereby), the 2010 Purchase Agreement, the warrants to be issued pursuant to the 2010 Purchase Agreement and each of the transactions contemplated by the foregoing.

AGREEMENT

In consideration of the purchase of the Notes by the Secured Parties and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor hereby agrees with the Secured Parties as follows:

1.           Grant of Security Interest.

(a)           To secure the Debtor’s full and timely performance of the Obligations, the Debtor hereby grants to the Secured Parties a continuing Lien on and security interest (the “Security Interest”) in, all of the Debtor’s right, title and interest in and to all of its personal property and assets (both tangible and intangible), including, without limitation, the following, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all Cash; (i) all other Goods of the Debtor; (j) all Intellectual Property; and (k) all Proceeds of each of the foregoing and all accessions to, and replacements for, each of the foregoing (collectively, the “Collateral”).  The Security Interest shall be a first and prior interest in all of the Collateral other than with respect to (i) the First Priority Domain Name Security Interest, (ii) Permitted Bank Loans, and (iii) those given higher priority by valid operation of relevant law.

(b)           The following terms shall have the following meanings for purposes of this Agreement:

“Account” means any “Account,” as such term is defined in the UCC now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts, rights to payment and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to the Debtor whether or not arising out of goods or software sold or services rendered by the Debtor or from any other transaction, whether or not the same involves the sale of goods or services by the Debtor and all of the Debtor’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of the Debtor’s rights to any goods represented by any of the foregoing, and all monies due or to become due to the Debtor under all purchase orders and contracts for the sale of goods or the performance of services or both by the Debtor or in connection with any other transaction (whether or not yet earned by performance on the part of the Debtor), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which the Debtor now or hereafter acquires any right, title, or interest.

“Chattel Paper” means any “Chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Commercial Tort Claim” shall have the meaning given to that term in Section 4(l) of this Agreement.

“Deposit Accounts” means any “Deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Documents” means any “Documents,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Electronic Chattel Paper” means any “Electronic chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Equipment” means any “Equipment,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires interest.

“Fixtures” means any “Fixtures,” as such term is defined in the UCC, together with all right, title and interest of the Debtor in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“General Intangible” means any “General intangible,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that the Debtor may now or hereafter have in or under any contracts, rights to payment, payment intangibles, confidential information, interests in partnerships, limited liability companies, corporations, joint ventures and other business associations, permits, goodwill, claims in or under insurance policies, including unearned premiums and premium adjustments, uncertificated securities, deposit, checking and other bank accounts, but shall not include any Intellectual Property (including the right to receive all proceeds and damages therefrom), rights to receive tax refunds and other payments and rights of indemnification.

“Goods” means any “Goods,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Instruments” means any “Instrument,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Intellectual Property” means, collectively, all rights, priorities and privileges of the Debtor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, patents, patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites, domain names (including without limitation www.bonds.com) and know-how.

“Inventory” means any “Inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of the Debtor for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Debtor’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of the Debtor or is held by others for the Debtor’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “Investment property,” as such term is defined in the UCC, and includes certificated securities, uncertificated securities, money market funds and U.S. Treasury bills or notes, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Letter of Credit Right” means any “Letter of credit right,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Debtor to the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Purchase Agreements and the Notes including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Debtor or payable by the Debtor thereunder.

“Permitted Bank Loans” shall mean debt issued to commercial banks and other similar financial institutions; provided the principal amount of such debt does not exceed five hundred thousand dollars ($500,000); provided, further that such debt is: (i) not issued in connection with the issuance of any equity securities (including warrants and other convertible securities) other than Permitted Warrants or (ii) otherwise convertible into or exercisable for equity.

“Permitted Liens” shall mean (i) Liens created by operation of law such as materialmen’s liens, mechanic’s liens and other similar liens; (ii) deposits, pledges or Liens securing obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits; (iii)  Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith by appropriate proceedings with the establishment of adequate reserves on the balance sheet of Debtor; (iv) Liens securing Permitted Bank Loans; (v) Liens that are subordinate in all respects to the Liens held by the Secured Parties, and (vi) Liens deemed “Permitted Liens” under the Purchase Agreements.

“Permitted Warrants” shall mean warrants to purchase Common Stock of the Debtor that are issued to the commercial bank or other similar financial institution issuing a Permitted Bank Loan to the Debtor, provided that such warrants are: (i) exercisable for a price no less than the then current fair market value of the Debtor’s Common Stock and (ii) are exercisable for no greater number of shares of Common Stock of the Debtor than ten percent (10%) of the quotient obtained by dividing: (A) the principal amount of such Permitted Bank Loan by (B) the exercise price of such Permitted Warrant.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” means “Proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to the Debtor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Debtor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of the Debtor against third parties (i) for past, present or future infringement of any copyright, patent or patent license or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all of the Debtor’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and letters of credit and Letter of Credit Rights.

“Supporting Obligation” means any “Supporting obligation,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Secured Parties’ Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise defined herein, all capitalized terms used herein and defined in the Purchase Agreements shall have the respective meaning given to those terms in the Purchase Agreements, and terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

2.           Agreement Among the Secured Parties.

(a)           Payment Pro Rata.  Payment to the Secured Parties under the 2008 Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.  Payment to the Secured Parties under the 2009 Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.  Payment to the Secured Parties under the 2010 Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.  No obligations to holders of the 2009 Notes or 2010 Notes shall prevent the Company from making payments to the holders of the 2008 Notes, no obligations to holders of the 2008 Notes or 2010 Notes shall prevent the Company from making payments to the holders of the 2009 Notes, and no obligations to holders of the 2008 Notes or 2009 Notes shall prevent the Company from making payments to the holders of the 2010 Notes.

(b)           Sharing of Payments.  If any Secured Party holding 2008 Notes, 2009 Notes or 2010 Notes shall at any time receive any payment of principal, interest or other charge arising under such Notes, or upon any other obligation of Debtor arising from or in connection with the Purchase Agreements or any sums by virtue of counterclaim, offset, or other lien that may be exercised, or from any security, other than payments made on the same date to all Secured Parties under the same such Notes, such Secured Party shall share such payment or payments ratably with the other Secured Parties holding such same Notes as to maintain as near as possible the unpaid balance of the loans evidenced by such same Notes pro rata according to such Secured Parties’ aggregate proportionate interests under such same Notes.

(c)           Sharing of Collateral. Subject to the First Priority Domain Name Security Interest, upon the occurrence of any Event of Default, as defined in Section 5, and if the Secured Parties proceed to exercise any rights with respect to the Collateral, the Secured Parties shall share the Collateral and the proceeds of such Collateral ratably.

(d)           Appointment of Agent.  The Secured Parties agree that Secured Parties holding a majority in interest of the principal amount of all Notes, in the aggregate, outstanding may act together as the agent of all Secured Parties to execute and deliver in their names such instruments, documents, statements and amendments thereto as may be necessary or appropriate to perfect or continue the perfection of the security interest granted in this Agreement.

(e)           Enforcement.  Enforcement of the Secured Parties’ rights hereunder shall be taken by Secured Parties holding a majority in interest of the principal amount of the Notes, in the aggregate, outstanding acting together as the agent for all of the Secured Parties.  The action of such percentage taken in accordance with the preceding sentence, shall in each case bind all the Secured Parties.  Each of the Secured Parties agrees that any Secured Party acting under Sections 2(d) and 2(e) shall not be liable for any acts taken in good faith in enforcing the rights of the Secured Parties hereunder.

(f)            First Priority Domain Name Security Interest.  For the avoidance of doubt, Valhalla (or its successor) has been given a first priority security interest in and to the Domain Name with respect to any amounts owing or due under the Valhalla Note, prior to the other Secured Parties, and all of the Secured Parties rights’ shall be subrogated to the rights of Valhalla to receive any payments or distributions resulting from or in connection with the Domain Name for any and all amounts owing or due under the Valhalla Note.  The rights in this section shall exist until such time that the Valhalla Note has been fully paid and satisfied.  In addition, the Debtor shall take any and all action or omit any action, as Valhalla may reasonably direct in writing, at Debtor’s sole cost and expense, cause Valhalla to have perfected first priority security interest in the Doman Name, and promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to Valhalla from time to time such supplements hereto and such other instruments and documents as may be reasonably requested by Valhalla to protect and preserve the Domain Name, Valhalla’s first priority security interest therein, and/or Valhalla’s rights and remedies thereunder.

3.           Representations and Warranties.  The Debtor hereby represents and warrants to the Secured Parties that:

(a)           Ownership of Collateral.  The Debtor is the legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Debtor acquires rights in the Collateral, will be the legal and beneficial owner thereof).  Except for the Security Interest granted to the Secured Parties pursuant to this Agreement, the Debtor has rights in or the power to transfer the Collateral free and clear of any adverse Lien, security interest or encumbrance except as created by this Security Interest, except for Permitted Liens and the First Priority Domain Name Security Interest.

(b)           Valid Security Interest.  Subject to the First Priority Domain Name Security Interest, the Security Interest granted pursuant to this Agreement will constitute a valid and continuing first priority security interest in favor of the Secured Parties in the Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office or United States Patent and Trademark Office.  Such Security Interest will be prior to all other Liens on the Collateral other then the First Priority Domain Name Security Interest.

(c)           Organization and Good Standing.  The Debtor has been duly incorporated, and is validly existing and in good standing, under the laws of the State of Delaware.

(d)           Location, State of Organization and Name of the Debtor.  The Debtor’s state of organization is Delaware and the Debtor’s exact legal name as it appears in the official filings in the State of Delaware is as set forth in the first paragraph of this Agreement.  The Debtor has only one jurisdiction of organization.

(e)           Location of Equipment and Inventory.  All Equipment and Inventory are (i) located at 1515 S. Federal Boulevard, Boca Raton, FL or 529 5th Avenue, New York, NY, (ii) in transit to such locations or (iii) in transit to a third party purchaser which will become obligated on a Receivable to the Debtor upon receipt.  Except for Equipment and Inventory referred to in clauses (ii) and (iii) of the preceding sentence, the Debtor has exclusive possession and control of the Inventory and Equipment in each case having a value in excess of $20,000.

(f)           Delivery of Items.  The Company has no (other than checks received in the ordinary course of business), letter-of-credit rights, Electronic Chattel paper and Chattel Paper of the Debtor as of the date hereof.

(g)           Receivables.  To the best of the Debtor’s knowledge, each Receivable is genuine and enforceable against the party obligated to pay the same (an “Account Debtor”) free from any right of rescission, defense, setoff or discount.

(h)            Insurance.  Each insurance policy maintained by the Debtor is validly existing and is in full force and effect.  The Debtor is not in default in any material respect under the provisions of any insurance policy, and there are no facts which, with the giving of notice or passage of time (or both), would result in such a default under any material provision of any such insurance policy.

(i)            This Agreement is effective to create a valid and continuing Lien upon the Collateral.  All action by the Debtor necessary or desirable to protect and perfect such Lien on each item of the Collateral has been duly taken.

4.           Covenants.  The Debtor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations are paid in full:

(a)           Other Liens.  Except for the Security Interest, the First Priority Domain Name Security Interest and the Permitted Liens, the Debtor has rights in or the power to transfer the Collateral and its title and will be able to do so hereafter free from any adverse Lien, security interest or encumbrance, and the Debtor will defend the Collateral against the claims and demands of all persons at any time claiming the same or any interest therein, except as otherwise approved by the Requisite Holders (as defined in subsection (h) below).

(b)           Further Documentation.  At any time and from time to time, upon the written request of the Secured Parties, and at the sole expense of the Debtor, the Debtor will promptly and duly authenticate and deliver such further instruments and documents and take such further action as the Secured Parties may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, filing any financing or continuation statements under the UCC in effect with respect to the Liens created hereby.  The Debtor also hereby authorizes the Secured Parties to file any such financing, amendment or continuation statement without the authentication of the Debtor to the extent permitted by applicable law.  A reproduction of this Agreement shall be sufficient as a financing statement (or as an exhibit to a financing statement on form UCC-1) for filing in any jurisdiction.

(c)           Indemnification.  The Debtor agrees to defend, indemnify and hold harmless the Secured Parties against any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) (“Liabilities”): (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, and (ii) with respect to, or resulting from, any delay in complying with any law, rule, regulation or order of any governmental authority applicable to any of the Collateral.

(d)           Maintenance of Records.  The Debtor will keep and maintain at its own expense complete and satisfactory, in all material respects, records of the Collateral.

(e)           Inspection Rights.  The Secured Parties shall have full access during normal business hours, and upon reasonable prior notice, to all the books, correspondence and other records of the Debtor relating to its ownership of the Collateral.  The Secured Parties or their respective representatives may examine such records and make photocopies or otherwise take extracts from such records.

(f)           Compliance with Laws, etc.  The Debtor (i) will comply with all laws, rules, regulations and orders of any governmental authority applicable to any part of the Collateral or to the operation of the Debtor’s business, the failure of which to comply with will have a Material Adverse Effect on the Debtor, and (ii) shall not use or permit any Collateral to be used in material violation of any provision of the Purchase Agreements or the Notes, any law, rule or obligation or order of any governmental authority, or any policy of insurance covering the Collateral.

(g)           Payment of Obligations.  The Debtor will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or with respect to any of its income or profits derived from the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral.

(h)           Limitation on Liens on Collateral.  Without the prior written consent of the holders of at least a majority of the principal amount of the Notes, in the aggregate (the “Requisite Holders”), the Debtor will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is  necessary to remove, any Lien or claim on or to the Collateral, other than the Security Interest and Permitted Liens, and will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands of all other persons.

(i)            Limitations on Dispositions of Collateral and Mergers.  Without the prior written consent of the Requisite Holders, the Debtor will not: (a) sell, transfer, lease, or otherwise dispose of any material portion of the Collateral, or attempt, offer or contract to do so other than dispositions of Inventory in the ordinary course of the Debtor’s business; provided, however that the Debtor will be allowed to grant licenses to its products and related documentation in the ordinary course of business and to establish or provide for escrows of related intellectual property in connection therewith or (b) merge with or into or consolidate with any other corporation, person or entity (other than a wholly-owned subsidiary corporation or a merger effected exclusively for the purpose of changing the domicile of the Debtor).

(j)            Further Identification of Collateral.  The Debtor will furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Parties may reasonably request.

(k)           Notice of Change of State of Incorporation.  Without 30 days’ prior written notice to the Secured Parties, the Debtor shall not (i) change the Debtor’s name, state of incorporation or organization, organizational identification number or place of business (or, if the Debtor has more than one place of business, its chief executive office), or the office in which the Debtor’s records relating to Receivables are kept, (ii) keep Collateral consisting of Chattel Paper and documents at any location other than listed in Section 2(e) above, or (iii) keep Collateral consisting of Equipment, Inventory or other goods at any location other than the locations listed in Section 2(e) above or any other premises owned or leased by Debtor, provided, however, Debtor notifies Secured Parties at least twenty-one (21) days prior to locating such equipment or inventory at such other premises owned or leased by Debtor and with respect to any collateral with a fair market value greater with an aggregate market value greater than $100,000, and (iv) file any UCC financing statements necessary to perfect the Secured Parties interests in such collateral.

(l)            [Intentionally Omitted]

(m)          Collection of Receivables.  The Debtor shall collect, enforce and receive delivery of the Receivables in accordance with past practice.

(n)           Insurance. The Debtor shall (i) maintain and keep in force insurance of the types and in amounts customarily carried from time to time during the term of this Agreement in its lines of business, and (ii) deliver to the Secured Parties from time to time, as the Secured Parties may request, schedules setting forth all insurance then in effect. All proceeds of any property insurance paid after the occurrence and during the continuance of an Event of Default, as defined in the Purchase Agreements, as the case may be, shall be paid to the Secured Parties to be held as collateral and applied as provided herein or, at the election of the Secured Parties, returned to the Debtor.

(o)           Electronic Chattel Paper.  If requested in writing by the Requisite Holders, the Debtor shall take all steps  necessary to grant the Secured Parties control of all Electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(p)           Intellectual Property Matters.  The Debtor shall notify the Secured Parties immediately if it knows or has reason to know (i) that any application or registration relating to any of its Intellectual Property that is material to the operation of its business may become abandoned or dedicated, or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Debtor’s ownership of any Intellectual Property that is material to the operation of its business, its right to register the same, or to keep and maintain the same.

(q)           Intellectual Property Applications.  In no event shall the Debtor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Secured Parties written notice thereof, and, upon request of the Secured Parties, the Debtor shall execute and deliver any and all security documents as the Secured Parties may reasonably request to evidence the Secured Parties’ Lien on such Intellectual Property and the general intangibles of the Debtor relating thereto or represented thereby.  The Debtor hereby authorizes the Secured Parties to amend this Agreement (without any further action or consent from the Debtor) to include any such patent, trademark or copyright as Collateral hereunder.

(r)            Intellectual Property Abandonment.  The Debtor shall take all actions commercially reasonably necessary to obtain, maintain and pursue each Intellectual Property application material to the operation of its business.

(s)           Protection of Intellectual Property.  Unless otherwise determined by the Requisite Holders, in the event that any of the Debtor’s Intellectual Property is materially infringed upon, or misappropriated or diluted by a third party, the Debtor shall notify the Secured Parties promptly after the Debtor learns thereof, unless the Board of Directors of the Company reasonably determines that such infringement, misappropriation or dilution is in no way material to the conduct of the Debtor’s business or operations.  The Debtor shall, unless it shall reasonably determine that such Intellectual Property is in no way material to the conduct of its business or operations, promptly sue for, and seek recovery of any and all damages resulting from such infringement, misappropriation or dilution, and shall take such other actions as reasonably appropriate or desirable under the circumstances to protect such Intellectual Property.

(t)            Limitation on Filing of Financing Statements.  The Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Requisite Holders and agrees that it will not do so without the prior written consent of the Requisite Holders, subject to the Debtor’s rights under Section 9509(d)(2) of the UCC.

5.           Intentionally Omitted.

6.           Performance by the Secured Parties of the Debtor’s Obligations.  If the Debtor fails to perform or comply with any of its agreements or covenants contained in this Agreement and the Secured Parties perform or comply, or otherwise causes performance or compliance, with such agreement or covenant in accordance with the terms of this Agreement, then the expenses of the Secured Parties incurred in connection with such performance or compliance shall be payable by the Debtor to the Secured Parties on demand and shall constitute Obligations secured by this Agreement.

7.           Remedies.  If an Event of Default (as defined in the Purchase Agreements) has occurred and is continuing, the Secured Parties may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement relating to the Obligations, all rights and remedies of a secured party under the UCC.  Without limiting the foregoing, the Secured Parties, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Debtor or any other person (all of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon any or all of the Collateral, and/or may sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the foregoing), in one or more parcels at a public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as the Secured Parties may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk.  The Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption in the Debtor, which right or equity is hereby waived or released.  Subject to Section 2(f), the Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable expenses incurred therein or in connection with the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties under this Agreement (including, without limitation, reasonable attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as the Secured Parties may elect, and only after such application and after the payment by the Secured Parties of any other amount required by any provision of law, need the Secured Parties account for the surplus, if any, to the Debtor.  To the extent permitted by applicable law, the Debtor waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by the Secured Parties of any of their respective rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.  The Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Parties to collect such deficiency.

8.           Limitation on Duties Regarding Preservation of Collateral.  Each Secured Party’s sole duty with respect to the custody, safekeeping and preservation of the Collateral, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as such Secured Party deals with similar property for its own account.  Neither the Secured Parties nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so other than as a result of the gross negligence or willful misconduct of the same or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or otherwise.

9.           Powers Coupled with an Interest.  All authorizations and agencies contained in this Agreement with respect to the Collateral are irrevocable and are powers coupled with an interest.

10.         No Waiver; Cumulative Remedies.  The Secured Parties shall not by any act (except by a written instrument pursuant to Section 12(a) hereof or as otherwise provided herein), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Notes, as the case may be, or in any breach of any of the terms and conditions of this Agreement.  No failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Secured Parties of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have on any subsequent occasion.  The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

11.         Termination of Security Interest.  Upon satisfaction of the Debtor’s obligations pursuant to the Notes, as the case may be, or conversion of all of the Notes, as the case may be, into shares of the Debtor’s equity securities pursuant to the terms of the Notes, as the case may be, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Debtor.  Upon any such termination, the Secured Parties shall authenticate and deliver to the Debtor such documents as the Debtor may reasonably request to evidence such termination.

12.         Miscellaneous.

(a)           Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the Debtor and the Requisite Holders or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 12(a) shall be binding upon the Parties and their respective successors and assigns.

(b)           Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon the Debtor and its successors and assigns, as well as all persons who become bound as a debtor to this Agreement and inure to the benefit of the Secured Parties and its successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)           Notices.  Any notice required or permitted by this Agreement shall be to the addresses and pursuant to the Procedure set forth in the Purchase Agreements, as the case may be.

(g)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)            Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled.

(i)            Additional Holders.  In the event that after the date hereof Exhibit A of any of the Purchase Agreements, as the case may be, is amended or modified to include additional persons or entities thereon, the Debtor is hereby authorized to amend Exhibit A hereto to reflect such additional persons or entities without any action of the Secured Parties (and such additional persons or entities shall be deemed Secured Parties hereunder even if such amendment of Exhibit A is not made).

(j)          Consent.  The Secured Parties signature hereto consent in all respects to the issuance of the 2010 Notes (and the related lien and security interest created with respect thereto), the 2010 Purchase Agreement, the warrants to be issued pursuant to the 2010 Purchase Agreement and each of the transactions contemplated by the foregoing.

[Signature Page Follows]

The Debtor and the Secured Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DEBTOR:

BONDS.COM GROUP, INC.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

BONDS.COM HOLDINGS, INC.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

Address (for both Debtors):

Bonds.com Group, Inc. 529 5th Avenue, 8th Floor New York, New York 10017 Fax: (212) 946-3999 Attention: Chief Executive Officer

SECURED PARTIES:

Name of Secured Party:___________________

By:
Name:
Title:

Address: